EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in the registration statement on Form S-4 of Era Group Inc. of our report dated March 7, 2012, with respect to the consolidated balance sheet of Dart Holding Company Ltd. as of December 31, 2011, and the related consolidated statements of income, comprehensive income and retained earnings, and cash flows for the period from August 1, 2011 to December 31, 2011, not included herein, and to the reference to our firm under the heading “Experts” in the Form S-4.
The aforementioned consolidated financial statements are have not been included or incorporated by reference in this registration statement.
/s/ KPMG LLP
Calgary, Canada
April 19, 2013